Exhibit 99.1

Vyyo Inc. Moves Fiscal Year-End To March 31

Norcross, GA, November 19, 2007/PRNewswire-FirstCall/ — Vyyo Inc. (Nasdaq: VYYO), a supplier of broadband access equipment for cable system operators,  announced today that the company’s Board of Directors has approved a change in the fiscal year-end to March 31.

The change will be effective immediately, resulting in a current fiscal year end of March 31, 2008.

“This action accomplishes two important objectives,” said Rob Mills, CFO of Vyyo. “First, it allows us to better align our fiscal year-end reporting with the spending cycles of our customers. And second, it enables us greater efficiency and cost-effectiveness in accessing those resources that are necessary for year-end reporting activity.”

About Vyyo Inc.

Vyyo Inc. (NASDAQ: VYYO) delivers to cable system operators a powerful, economic platform with fiber-like performance that extends their dominant bandwidth position over the competition and drives new revenues. Vyyo’s UltraBand™ spectrum overlay technology expands typical HFC (hybrid-fiber coax) network capacity in the “last mile,” cost-effectively offering the only solution that quadruples upstream and doubles downstream bandwidth to help operators deliver new, advanced residential and business services at a fraction of the cost of fiber deployments. Vyyo is based in Norcross, GA. For more information, please visit http://www.vyyo.com.

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PUBLIC RELATIONS	INVESTOR RELATIONS
Paul Schneider	Walt Ungerer
Paul Schneider Public Relations, Inc.	VP, Corporate Communications
(w) 215.702.9784	Vyyo Inc.
(m) 215.817.4384	678.488.0468
pspr@att.net	ir@vyyo.com